UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     -------

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                           SEC File Number: 000-29245
                             CUSIP Number: 42216P205


(Check One)       [X]     Form 10-K        [ ] Form 20-F       [ ] Form 11-K
                  [   ]   Form 10-Q        [ ] Form N-SAR

                          For Period Ended:   December 31, 2003
                                              -----------------

                  [ ]     Transition Report on Form 10-K
                  [ ]     Transition Report on Form 20-F
                  [ ]     Transition Report on Form 11-K
                  [ ]     Transition Report on Form 10-Q and 10-QSB
                  [ ]     Transition Report on Form N-SAR
                          For the Transition Period Ended:

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                         PART I - REGISTRANT INFORMATION

Health & Nutrition Systems International, Inc.
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Full Name of Registrant


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Former Name if Applicable

3750 Investment Lane, Suite 5
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Address of Principal Executive Office (Street and Number)

West Palm Beach, Florida 33407
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City, State and Zip Code

                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X] a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant's quarterly report on Form 10-KSB for the year ended December 31, 2003, could not be filed within the prescribed time period because Management, in conjunction with the Registrant's auditors, is still working to complete the necessary financial reports for the period ended December 31, 2003. As a result, additional time is needed to file the report. The report on Form 10-KSB cannot be timely filed without unreasonable effort or expense. The Registrant anticipates the filing of its Form 10-KSB by the extended due date.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                Morris C. Brown           561                   650-7928
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                    (Name)            (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s) [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 Health & Nutrition Systems International, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date     March 30, 2004             By:      /s/Christopher Tisi
                                        --------------------------------------
                                        Christopher Tisi
                                        President and Chief Executive Officer



                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).